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                                                                    EXHIBIT 10.2

                                  DEAN & DELUCA
                                  560 Broadway
                            New York, New York 10012





June 8, 1998



Mr. Duminda De Silva
c/o Old Boston Restoration
477 Shawmut Avenue
Boston, MA  02118

Dear Duminda:

The following are the terms of your at will employment at Dean & Deluca as Vice President and General Manager of the Catalogue Division. Your position, based in the new corporate offices in New York City, will report directly to me.

You will have full profit and loss responsibility for the catalogue division, and be accountable for supervising all aspects of catalogue operations, including marketing/circulation management, order fulfillment and warehousing, call center operations, catalogue production and creative direction, product buying/merchandising and catalogue staffing. Your objective will be to grow sales and create a long-term, profitable enterprise which reflects the superior quality, excellence, ambiance and brand recognition associated with the Dean & Deluca name. Your desire to assume a broader brand development role for the company is one that you could evolve into after you get your hands around the catalogue business - although I would expect there will be overlap in positioning the catalogue.

You will be expected to encourage full and open communication with your staff, and to foster a working environment which embraces the principles of continuous improvement and excellence in execution. I will expect you to communicate with me on a regular basis, so there are no surprises. You should feel free to express yourself candidly about matters affecting your division; just expect a lot of questions from me, and healthy debate. Finally, you should employ market based management principles in all of your commercial decision making, and act with a sense of urgency in executing your plans.

Your annual base salary will be $120,000 with an opportunity to receive a bonus of up to 25% of your base salary on your first anniversary based on your job performance. Because the members of our team shared my high opinion of you, we are willing to meet your compensation objectives. We are

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committed to rewarding people who make significant and valuable contributions to our organization. Although you do not bring specific catalogue experience to the table, we have great confidence that you will "learn the ropes" in short order. All of us were taken by your enthusiasm and passion for this business, and believe you will accomplish your "vision" for the company.

You will receive standard health benefits after 90 days of employment and will be eligible to participate in our 401K plan on your first anniversary date. These and other benefits and responsibilities are more fully defined in Employee Handbook which has already been issued to you. We will also reimburse you for reasonable moving costs between Boston and New York, including one trip to New York to secure permanent housing. Please call Lori Fernandez at extension 236 if you need assistance in locating an apartment.

Additionally, you will have the opportunity to participate in our non-qualified employee stock option plan after one year of employment. The granting of these options will be based on your job performance, and is strictly discretionary at the will of the committee responsible for administering the plan. The granting of options is subject to a vesting schedule and other terms and conditions which are set forth in the stock option plan and stock option agreement, which you will receive upon eligibility in the plan.

We would like you to start as soon as possible, but recognize you have obligations at Koch Industries that may require you to give more than the standard two week's notice. You also have expressed interest in attending the Harvard Strategic Marketing Management Course which commences on June 14 and ends on June 26, 1998. Dean & Deluca will reimburse you for tuition costs not to exceed $9,000. In light of the above, please give me an indication of when you will be able to start.

Duminda, I know I speak for all the people you have met at Dean & Deluca in expressing our enthusiasm about the prospects of you joining our team. Your professionalism and passion for food and brand development, combined with our commitment to quality and excellence, shall prove to be a winning combination.

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This offer of employment is subject to having satisfactory interviews in
Wichita, which we have every confidence will go as well as they did here in New York. I would like to arrange your visit to Wichita as soon as possible. Please call me or Lori to set a mutually convenient time, or if you have any questions or comments concerning this letter. If the terms and conditions of this letter are acceptable, please sign and fax back to me at my confidential fax - (212) 965-1765.

Yours sincerely,


/s/ DANE J. NELLER
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Dane J. Neller
President and Chief Executive Officer


Agreed and Accepted:


/s/ Duminda De Silva
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Duminda De Silva


6/16/98
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Date


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